AquaBounty Technologies, Inc.
Amendment No. 2 to the
AquaBounty Technologies, Inc.
2016 Equity Incentive Plan
AquaBounty Technologies, Inc., a Delaware corporation (the “Company”), by action of its Board of Directors taken in accordance with the authority granted to it by Section 2(b)(vii) of the AquaBounty Technologies Inc. 2016 Equity Incentive Plan (the “Plan”), hereby amends the Plan in the following respect effective March 3, 2020:
1.    By deleting Section 3(a) of the Plan and inserting in lieu thereof the following:

a.
Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 1,900,000 shares (the “Share Reserve”).

IN WITNESS WHEREOF, AquaBounty Technologies, Inc. has caused this instrument to be signed in its name by a duly authorized officer on this 3rd day of March, 2020.
AquaBounty Technologies, Inc.

By: /s/ Angela M. Olsen
Angela M. Olsen
General Counsel and Secretary